Exhibit 99.1

COSTCO WHOLESALE CORPORATION DECLARES SPECIAL CASH DIVIDEND OF $10 PER SHARE

ISSAQUAH, Wash., Nov. 16, 2020 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) announced today that its Board of Directors has declared a special cash dividend on Costco common stock of $10 per share, payable December 11, 2020, to shareholders of record as of the close of business on December 2, 2020. The aggregate payment will be approximately $4.4 billion. The special dividend will be funded through existing cash.

Richard Galanti, Executive Vice President and Chief Financial Officer, commented: “This special dividend, our fourth in eight years, is our latest step to reward shareholders. Our strong balance sheet allows us to pay this dividend, while preserving financial and operational flexibility to continue to grow our business globally. Costco will continue to be in a financial position to take care of our employees, enhance the value of the Costco membership, and create shareholder value over the long term.”

Costco currently operates 802 warehouses, including 558 in the United States and Puerto Rico, 102 in Canada, 39 in Mexico, 29 in the United Kingdom, 27 in Japan, 16 in Korea, 13 in Taiwan, 12 in Australia, three in Spain, and one each in Iceland, France, and China. Costco also operates e-commerce sites in the U.S., Canada, the United Kingdom, Mexico, Korea, Taiwan, Japan, and Australia.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs), energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, COVID-19 related factors and challenges, including (among others) the duration of the pandemic, the unknown long-term economic impact, reduced shopping due to illness, travel restrictions or financial hardship, shifts in demand away from discretionary or higher-priced products, reduced workforces due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or supply-chain disruptions, capacity constraints of third-party logistics suppliers, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254

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